Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

Exhibit 10.17

LICENSE AGREEMENT

MICHIGAN FILES INCLUDING 1581, 1582, 1583, 1602, 1616,1617, 1868, 1869, 1870

This License Agreement (the “Agreement”) is effective as of the 1st day of October, 2002 (the “Effective Date”), between Xtera Communications, Inc. (“Xtera”), a corporation incorporated in the State of Delaware, with offices located at 500 W. Bethany Drive, Allen, TX 75013, and the Regents of the University of Michigan (“Michigan”), a constitutional corporation of the State of Michigan.

WHEREAS, Michigan entered into a license agreement with Bandwidth Solutions, Inc., as of April 1, 1999 (“1999 Agreement”);

WHEREAS, Bandwidth Solutions, Inc. has changed its name to Xtera Communications, Inc.;

WHEREAS, Michigan and Xtera agree that Xtera has complied with all payment and reporting obligations of the 1999 Agreement;

WHEREAS, Michigan and Xtera wish to terminate the 1999 Agreement and enter into a new license agreement;

Xtera and Michigan agree as follows:

The 1999 Agreement is hereby terminated. Except as may be provided herein to the contrary, all rights and obligations of the Parties under the 1999 Agreement shall cease, and the terms, provisions, representations, rights, and obligations contained in this Agreement replace the terms, provisions, representations, rights, and obligations that survive termination of the 1999 Agreement.

Xtera and Michigan further agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the following meanings:

1.1 “Affiliate(s)” means any individual, corporation, partnership, proprietorship or other entity controlled by, controlling, or under common control with Xtera through equity ownership, ability to elect directors, or by virtue of a majority of overlapping directors, and shall include any individual, corporation, partnership, proprietorship or other entity directly or indirectly owning, owned by or under common ownership with Xtera to the extent of ten percent (10%) or more of the voting shares, including shares owned beneficially by such party.

1.2 “Field of Use” means the telecommunications, data communications, computer and data processing industries.

1.3 “First Commercial Sale” means the first sale of any Licensed Product or first commercial use of any Licensed Process by Xtera, an Affiliate, a Spinout, or a Sublicensee, other than sale of a Licensed Product or use of a Licensed Process for use in trials, such as field trials or clinical trials, being conducted to obtain governmental approvals to market Licensed Products or otherwise commercially use Licensed Processes.

1.4 “Licensed Product(s)” means any product or portion of a product which:

(a)	is covered by a valid, issued, unexpired claim contained in the Patent Rights in the country in which any such product or product part is made, used, imported, offered for sale, or sold; or

(b)	is manufactured by using a Licensed Process or;

(c)	is an article that is employed to practice a Licensed Process and has no other substantial commercial use other than use in the Licensed Process.

1.5 “Licensed Process(es)” means any process or method that is covered by a valid, issued, unexpired claim contained in the Patent Rights.

1.6 “Net Sublicense Revenue” means sublicense revenue received by Xtera (or an Affiliate that has been expressly granted the right to grant sublicenses) from Sublicensees in consideration of the grant of any sublicense under Article 2.1 of this Agreement, less Third Party transactional and legal costs paid to Third Parties associated with establishing and maintaining sublicense agreements.

Except in non-cash generating cross licenses, and except for damages or settlements received as a result of a suit for enforcement of the Patent Rights, where Xtera is to receive any tangible item of value other than cash payments in consideration for a sublicense to a Third Party under this Agreement (including Xtera receiving an equity interest in a Third Party as the result of a sublicense or an assignment of Xtera’s rights under this Agreement to a Third Party), the Parties (Xtera and Michigan) hereto shall negotiate in good faith as to the consideration that will be due to Michigan under Article 3.2, keeping in mind Articles 1.5, 3.2, 3.3, 3.9 and 6.3.

Net Sublicense Revenue does not include any revenue or other consideration received by Xtera, Affiliates, or a Spinout received as a result of Xtera, Affiliates, or a Spinout selling or otherwise disposing of Licensed Products or practicing Licensed Processes. Net Sublicense Revenues shall not include any consideration received by Xtera or an Affiliate related to or as a result of entering into a sublicensing agreement with a Third Party, to the extent that such consideration is attributable to or consists of:

(i)	the purchase by such Third Party of an equity or other ownership interest in Xtera or any Affiliates of Xtera;

(ii)	the payment or reimbursement by such Third Party for sponsored research or development actually conducted by or on behalf of Xtera or any Affiliate; or

(iii)	reimbursement by such Third Party of patenting or other out-of-pocket expenses actually incurred by Xtera or an Affiliate of Xtera.

Where a transaction involves both consideration to Xtera for the grant of a sublicense to a Third Party under Article 2.1 of this Agreement and consideration to Xtera for any other reason, Xtera will document that portion of the overall consideration can be reasonably attributed to the grant of such sublicense, and that portion (other than those items explicitly deducted under this Article 1.6) will be considered Net Sublicense Revenue.

For example:

(1)	Assume that Xtera completes a mixed transaction in which both Xtera stock would be issued to a Third Party (3P) and a fully paid up license to one of the subject inventions would be granted to 3P.

(2)	Assume that the combined consideration received by Licensee from 3P for the stock and license is $10,000,000.00 cash.

(3)	Assume that after a fair and reasonable assessment, Xtera determines that $4,000,000.00 of the combined consideration should be allocated to the stock transfer and $6,000,000.00 of the combined consideration should be allocated to the license.

(4)	Xtera would then report to Michigan receipt of Net Sublicense Revenue of $6,000,000.00 (assuming none of the deductions identified in this Article 1.6 applies).

1.7 “Patent Rights” means Michigan’s legal rights under the patent laws of the United States or relevant foreign countries that Michigan has or that Michigan may acquire for any and all of the following:

(a)	the United States and foreign patents and/or patent applications listed in Appendix A attached hereto;

(b)	United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations (but not continuations-in-part unless explicitly listed in Appendix A, or subject to Article 14.4 of this Agreement) of these applications;

(c)	claims in all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically and completely described in the United States patents and/or patent applications described in (a) or (b) above;

(d)	claims in all patent applications, and of the resulting patents, which are directed to subject matter specifically and completely described as of the Effective Date in the Michigan Office of Technology Transfer files listed in Appendix A;

(e)	any United States or foreign patents or patent applications claiming inventions covered by Article 14.4 of this License Agreement; and

(f)	any reissued or reexamined patents based upon the United States patents described in (a), (b), (d), or (e) above.

1.8 “Royalty Period(s)” means the six-month periods ending on the last days of June and December.

1.9 “Sublicensee(s)” means any person or entity, except an Affiliate or a Spinout, sublicensed by Xtera under this Agreement.

1.10 “Territory” means anywhere and everywhere, without limit.

1.11 “Spinout” means an entity formed at least in part by Xtera to commercialize only a portion of the Patent Rights and transferred from Xtera to a Third Party in a transaction in which a majority of the assets of Xtera and Affiliates controlled by Xtera are not also transferred to the Third Party.

1.12 “Third Party” means any party other than Michigan, Xtera, an Affiliate, or a Spinout.

ARTICLE 2 - GRANT OF LICENSE

2.1 Effective as of the Effective Date and continuing as Michigan may acquire any additional rights to the Patent Rights, Michigan hereby grants to Xtera an exclusive license with the exclusive right to grant sublicenses to Affiliates, Spinouts and Sublicensees, both subject to the terms and conditions of this Agreement, in the Field of Use and the Territory to make, have made, import, use, market, offer for sale and sell Licensed Products and to practice Licensed Processes, and to use, market, offer for sale and sell products and services implementing Licensed Processes. Xtera may, if done explicitly in writing, grant Affiliates the right to grant further sublicenses to the Patent Rights. Michigan also grants Xtera the exclusive right to bring suit in its own name to enforce the Patent Rights against infringers in the Field of Use and to collect damages for all past infringement of the Patent Rights in the Field of Use. Michigan agrees to join as a nominal party any suit initiated by Xtera to enforce the Patent rights if Xtera so requests, but only if Xtera reimburses Michigan for out-of-pocket expenses incurred in connection with any such assistance rendered at Xtera’s request (but not including any salaries of Michigan’s employees). Additional rights and obligations of Xtera and Michigan with respect to enforcement of the Patent Rights through infringement suit are set out in Article 8 below.

2.2 Xtera shall have the opportunity to review and comment for a period of thirty (30) days prior to Michigan executing a license to the Patent Rights outside of the Field of Use. Michigan agrees to take Xtera’s comments under advisement but Michigan shall have the sole authority to enter into such license agreements.

2.3 Michigan reserves the right to license and practice the Patent Rights for any purpose outside the Field of Use or the Territory, and the right to practice the Patent Rights only for internal research and education purposes within the Field of Use and the Territory.

2.4 This Agreement shall extend until expiration of the last to expire of the patents identified in the definition of “Patent Rights,” in Article 1.7 herein (including patents covered by Article 14.4) unless sooner terminated as provided in another specific article of this Agreement. Xtera’s

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

rights in all of the Patent Rights shall survive any transfer of ownership of any of the Patent Rights and any successor in interest of any of the Patent Rights shall be bound to honor the rights granted to Xtera and its Affiliates in the Patent Rights under this Agreement.

2.5 Xtera agrees that Licensed Products used, leased or sold in the United States shall be manufactured substantially in the United States to the extent required by law and as consistent with Xtera’s reasonable business judgment.

2.6 Michigan further reserves the right to grant to the U.S. Government a nonexclusive, irrevocable, royalty-free license or licenses, without the right to sublicense, to all patent, applications and resulting patents included in the Patent Rights, but only to the extent that such grant of license(s) is or may be required by research funding agreements between Michigan and the U.S. Government relating to the Patent Rights.

ARTICLE 3 - CONSIDERATION

3.1 Within thirty days after execution of this Agreement, Xtera shall transfer to Michigan 125,000 shares of the common stock of Xtera in addition to those shares previously transferred to Michigan. Xtera shall make such transfer pursuant to, and subject to the terms of, the Stock Transfer Agreement attached hereto as Appendix B (the “Stock Transfer Agreement”).

3.2 After Xtera has received a cumulative amount of [****] in Net Sublicense Revenue, (A) Xtera shall transfer to Michigan [****] of any further Net Sublicense Revenue from sublicense agreements that grant rights in patents in which Michigan has an ownership interest together with rights in one or more patents in which Xtera or an Affiliate has an ownership interest; and (B) Xtera shall transfer to Michigan [****] of any further Net Sublicense Revenue from sublicense agreements that grant rights to patents in which Michigan has an ownership interest and not to any patents in which Xtera or an Affiliate has an ownership interest.

3.3 If Xtera takes part in the formation of a legal entity to commercialize only a portion of the Patent Rights and Xtera transfers its interest in that entity to a Third Party without also transferring to the Third Party a majority of the assets of Xtera and Affiliates controlled by Xtera (thereby forming a Spinout), Xtera shall transfer to Michigan by the latter of a) sixty (60) days after a sublicense to the Patent Rights or assignment of this Agreement becomes effective between Xtera and the Spinout, and b) the Spinout is first capitalized by a Third Party investor, a [****] equity interest in such Spinout, such percentage to be calculated immediately after the time a sublicense becomes effective between Xtera and the Spinout. The equity received by Michigan in the Spinout shall be of the same type (e.g., class of stock) received by Xtera upon formation of the legal entity that becomes the Spinout. If the Spinout is a corporation, then the Parties agree that Xtera shall make such transfer of equity pursuant to, and subject to the terms of, an agreement substantially in the form of the Stock Transfer Agreement. If the Spinout is of another legal form, then the Parties shall negotiate in good faith as to the terms of the transfer of equity.

3.4 Unless deduction is required under any law or regulation of any government entity or authority, all royalty payments to Michigan under this Agreement shall be without deduction for taxes, duties, levies, and other charges imposed on Xtera by any government taxing authority with respect to the royalties payable to Michigan under this agreement. Should Xtera be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to Michigan, then the sum payable to Michigan shall be increased by the amount necessary to yield to Michigan an amount equal to the sum it would have received had no withholdings or deductions been made. Michigan shall cooperate reasonably with Xtera in the event Xtera elects to assert, at its own expense, Michigan’s exemption from any such tax or deduction.

3.5 Michigan and Xtera agree that Xtera is not obligated to pay multiple royalties if any Licensed Product or Licensed Process sold by a Sublicensee is covered by more than one claim of Patent Rights.

3.6 Royalty payments shall be paid by check to the “Regents of the University of Michigan” in United States dollars in Ann Arbor, Michigan, sent by regular mail to the address provided in Article 13 or at such other place as Michigan may reasonably designate consistent with the laws and regulations controlling in any country.

3.7 In computing royalties, Xtera shall convert any Net Sublicense Revenue it receives in foreign currency into its equivalent in United States dollars at the exchange rate Xtera ordinarily employs in making reports to relevant regulatory and taxing authorities, consistent with fair business practices and generally accepted accounting principles.

3.8 Royalty payments shall be made on a semi-annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the JP Morgan Chase Bank or its successor on the due date, or at the highest allowed rate if a lower rate is required by law. The payment of such interest shall not foreclose Michigan from exercising any other rights it may have resulting from any late payment.

3.9 Michigan agrees that Xtera shall have no obligation to share Net Sublicense Revenue with Michigan under Article 3.2 for sublicenses granted by Xtera in non-cash-generating cross-license agreements as addressed in Article 6.3 herein.

ARTICLE 4 - REPORTS

4.1 Michigan shall receive annual reports commensurate with its shareholder status.

4.2 After the first receipt of Net Sublicense Revenue, Xtera shall provide semi-annual reports to Michigan. Within thirty (30) days after each Royalty Period closes (including the close of the Royalty Period immediately following any termination of this Agreement), Xtera shall report to Michigan for that Royalty Period:

(a)	total number of Licensed Products manufactured and sold by each Sublicensee;

(b)	total billings for Licensed Products sold by each Sublicensee;

(c)	names and addresses of all Sublicensees; and

(d)	for each sublicense or amendment thereto completed in the prior six-month period, the date of each agreement and amendment, the territory of the sublicense, the Field of Use of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

Xtera shall specify the amount of all payments due Michigan, and provide examples of the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Article 4.3 below), country of manufacture and country of sale of Licensed Products. If no payment is due, Xtera shall so report. Xtera shall direct an authorized representative to certify that reports required hereunder are correct to the best of Xtera’s knowledge and information. Failure to provide reports substantially as required under this Article shall be a material breach of this Agreement.

4.3 Xtera shall keep, and shall require Sublicensees to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. Xtera shall, and it shall require all Sublicensees to, not more than twice per calendar year:

(1)	open such records for inspection upon reasonable notice during business hours by either Michigan auditor(s) or an independent certified accountant selected by Michigan, for the purpose of verifying the amount of payments due; and

(2)	retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. Michigan is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment by Xtera greater than ten percent (10%) of royalties due Michigan, then Xtera shall pay all expenses of that inspection and the amount of the underpayment and interest to Michigan within twenty (20) days of written notice thereof.

4.4 Michigan and Xtera agree that for sublicense agreements granted by Xtera in non-cash- generating cross-license agreements as addressed in Article 6.3 herein, Xtera does not have to collect or report to Michigan the information required under this Article 4, except that Xtera shall report the names and addresses of all Sublicensees, as required under 4.2(e), and the information required under 4.2(f), and a general statement as to the circumstances of the sublicense agreement, including the objectives for the license.

ARTICLE 5 - DILIGENCE

5.1 Xtera agrees to do all that is reasonably necessary to obtain and retain any governmental approvals to support its manufacture and/or sale of any Licensed Products and/or use of any Licensed Processes for all relevant activities of Xtera and to specify in its sublicense agreements with Sublicensees that the Sublicensees do the same.

5.2 Xtera shall use commercially reasonable efforts to bring one or more Licensed Products to market or one or more Licensed Processes to commercial use through a thorough, vigorous and diligent program for exploiting the Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this

Agreement. Nothing in this Agreement shall be interpreted as preventing Xtera from actively and diligently marketing one or more products or processes not covered by the Patent Rights during the course of this Agreement.

5.3 Xtera agrees to the following diligence milestone:

First Commercial Sale of one or more Licensed Products and/or one or more Licensed Processes within five (5) years of execution of this License Agreement.

ARTICLE 6 - SUBLICENSING

6.1 Michigan shall have the opportunity to review and comment for thirty (30) days prior to execution by Xtera of any sublicense or cross license to a Third Party in the Field of Use. Xtera shall take Michigan’s comments under advisement but shall have the sole authority to enter into such sublicense and cross license agreements.

6.2 Xtera shall notify Michigan in writing of every Third Party sublicense agreement and each amendment thereto within thirty (30) days after their execution. For each Third Party sublicense agreement, Xtera will indicate the name of the Sublicensee, the territory of the sublicense, the Field of Use of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

6.3 Xtera may enter into non-cash generating cross license agreements that have as an objective providing freedom to operate for Xtera. Michigan agrees that Xtera shall not be required to determine a cash equivalent value for these agreements.

6.4 Each sublicense to the Patent Rights granted by Xtera under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless Xtera has previously assigned its rights under the sublicense to Michigan and Michigan has consented to at its sole discretion in writing to such assignment, but only where such consent is required by Article 15.11 of this Agreement.

6.5 Xtera shall require that all sublicenses

(1)	be no broader than the terms and conditions of this Agreement;

(2)	contain the Sublicensee’s acknowledgment of the disclaimer of warranty and limitation on Michigan’s liability, as provided by Article 9 below; and

(3)	contain provisions under which the Sublicensee accepts duties at least equivalent to those accepted by the Xtera in the following Articles:

4.4	duty to keep records;

9.4	duty to avoid improper representations or responsibilities;

10.1	duty to defend, hold harmless, and indemnify Michigan;

14.5	duty to properly mark Licensed Products with patent notices;

14.7	duty to restrict the use of Michigan’s name; and

14.8	duty to control exports

6.6 Xtera shall, with respect to each sublicense granted, require that Xtera retains the right to assign to Michigan its rights under the sublicense. Any such assignment is subject to the limitations of Article 15.11 herein and, to be effective, Michigan must first accept at its sole discretion such assignment in writing where such consent is required by Article 15.11.

ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE

7.1 Xtera shall retain and pay patent counsel for the filing, prosecution, and maintenance of the Patent Rights. Xtera shall provide Michigan notice of such patent counsel or firm and will ensure that the appropriate conflicts check has been completed.

7.2 Xtera shall notify Michigan of information received by Xtera relating to the filing, prosecution, issuance, and maintenance of the patents and patent applications which form the basis of the Patent Rights including providing Michigan copies of Office Actions and Xtera’s filed responses thereto and information relating to any lapse, revocation, surrender, invalidation or abandonment of any of the patents which form the basis for the Patent Rights, in sufficient time, where practical, for Michigan to review and act upon such information.

7.3 Xtera shall be responsible for all fees and costs relating to the filing, prosecution, interference proceedings and maintenance of the Patent Rights except as specifically provided below.

7.4 Except as provided under Article 7.2 and 7.5 below, Xtera shall have sole authority and discretion in all decisions relating to preparing, filing, and prosecuting all patent applications. Michigan agrees to cooperate, at Xtera’s request and expense (except for salaries paid to Michigan employees) in the preparation, filing, prosecution, and enforcement of any patent applications or patents relating to the Patent Rights.

7.5 Xtera may elect not to pursue or maintain a particular foreign patent application or patent within Patent Rights, subject to the terms of this Article 7.5. If Xtera makes such an election, Xtera shall provide reasonable notice to Michigan in writing of an election under this Article 7.5. Under such circumstances, Michigan may elect to continue the prosecution and/or maintenance of such foreign application or patent at its sole expense, provided that such foreign patent applications and issued foreign patents, thereafter shall be excluded from the definition of Patent Rights.

7.6 Should Michigan license any of the Patent Rights outside of the Field of Use and receive revenue from such licenses, Michigan will apply 50% of such revenue towards reimbursing Xtera for its documented out of pocket patent expenses for the countries in the territories licensed to others by Michigan until Michigan has reimbursed Xtera for fifty percent (50%) of those costs.

ARTICLE 8 - ENFORCEMENT

8.1 Michigan and Xtera agree that Xtera has the exclusive right to enforce the Patent Rights against infringement by other parties within the Territory and the Field of Use at Xtera’s expense and through counsel of Xtera’s selection. Xtera agrees to notify Michigan in writing at least twenty (20) days before serving a complaint to enforce the Patent Rights. Michigan may, if done in writing, waive its right to all or a portion of this twenty day notice period. The parties agree that Xtera’s right to enforce the Patent Rights includes defending any action relating to the Patent Rights for declaratory judgment of noninfringement or invalidity of the Patent Rights initiated as a direct result of actions of Xtera or Affiliates; and prosecuting, defending or settling all infringement and declaratory judgment actions relating to the Patent Rights and initiated as a direct result of actions of Xtera or Affiliates. Xtera shall make any such settlement only with the advice and consent of Michigan, which consent cannot be unreasonably withheld. Michigan shall provide reasonable assistance to Xtera with respect to such actions, but only if Xtera reimburses Michigan for out-of-pocket expenses incurred in connection with any such assistance rendered at Xtera’s request (but not including any salaries of Michigan’s employees) and if Xtera notifies Michigan in writing of its intention to file suit at least twenty days before serving the complaint or Michigan waives its right in writing to the full twenty days notice. Michigan retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Article. Xtera shall defend, indemnify and hold harmless Michigan with respect to any counterclaims asserted by an alleged infringer, which are reasonably related to Xtera’s enforcement of the Patent Rights under this Article 8.1, including but not limited to antitrust counterclaims relating to the Patent Rights.

8.2 If Xtera undertakes to enforce and/or defend the Patent Rights by litigation in the United States, Xtera may withhold up to fifty percent (50%) of the payments otherwise thereafter due during the course of such litigation to Michigan under Article 3 under the following terms. Xtera may apply the amounts withheld to pay up to half of Xtera’s out-of-pocket litigation expenses, including reasonable attorneys’ fees and costs, and expert witness fees and expenses, but not including salaries of Xtera’s employees. If Xtera recovers damages in the patent litigation, or receives cash as the result of settling the litigation, the award (damages or cash settlement) shall be applied first to satisfy Xtera’s unreimbursed expenses and legal fees for the litigation, next to reimburse Michigan for any payments under Article 3 which are past due or were withheld pursuant to this Article 8, and then to reimburse Michigan for any other unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts Xtera actually receives). Michigan and Xtera agree that the remaining cash balance, if any, of such recovery shall be divided 90% to Xtera and 10% to Michigan.

If Xtera undertakes to enforce and/or defend the Patent Rights by litigation in a foreign county, and recovers damages, in the patent litigation or a cash settlement as a result of settling the patent litigation, the award (damages or cash settlement) shall be applied first to satisfy Xtera’s unreimbursed expenses and legal fees for the litigation, and next to reimburse Michigan for any payments under Article 3 which are past due, and then to reimburse Michigan for any unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts Xtera actually receives). Michigan and Xtera agree that the remaining cash balance, if any, of such recovery shall be paid 90% to Xtera and 10% to Michigan.

ARTICLE 9 - NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY

9.1 Michigan, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that the Patent Rights are or will be held valid, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Licensed Products or use of Licensed Processes will not infringe upon any patent or other rights not included in the Patent Rights and not owned by Michigan.

9.2 MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY XTERA, AFFILIATES, OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3 XTERA, ITS AFFILIATES, AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall Michigan, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Licensed Products or Licensed Processes, to Xtera, Sublicensees or any other individual or entity regardless of legal theory. The above limitations on liability apply even though Michigan, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4 Xtera shall not, and shall require that its Sublicensees do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1 Except to the extent resulting from the gross negligence or intentional misconduct of Michigan including its Regents, fellows, officers, employees and agents, and except for counterclaims arising in a suit initiated by Michigan or claims against Michigan arising in a suit for declaratory judgment relating to the Patent Rights and initiated as a direct result of the actions of Michigan, Xtera shall defend, indemnify and hold harmless and shall require Sublicensees to defend, indemnify and hold harmless Michigan, its Regents, fellows, officers, employees and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses) against Michigan, resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following:

(1)	Any manufacture, use, sale or other disposition by Xtera, Affiliates, Sublicensees or transferees of Licensed Products or Licensed Processes;

(2)	The direct or indirect use by any person of Licensed Products made, used, sold or otherwise distributed by Xtera, Affiliates, or Sublicensees;

(3)	The use or practice by Xtera, Affiliates, or Sublicensees of any invention or computer software related to the Patent Rights.

10.2 Michigan is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Article 10.1 above.

ARTICLE 11 - TERM AND TERMINATION

11.1 Except where Xtera merges into or is acquired by another entity, if Xtera ceases to carry on its business, this Agreement shall terminate upon sixty (60) days written notice by Michigan.

11.2 If Xtera fails to make any royalty payment due to Michigan, Michigan has the right to terminate this Agreement effective on thirty (30) days’ written notice, unless Xtera makes all such payments within the thirty (30) day period. If Xtera has not made all such payments to Michigan by the time the thirty (30) day period expires, Michigan may, at its option terminate this Agreement and the licensed rights granted herein by notice in writing to such effect.

11.3 Upon any material breach or default of this Agreement by Xtera other than those occurrences listed in Articles 11.1 and 11.2 (the terms of which shall take precedence over the handling of any other material breach or default under this Article 11.3), Michigan has the right to terminate this Agreement effective on sixty (60) days’ written notice to Xtera. Such termination shall become automatically effective upon expiration of the sixty (60) day period unless Xtera cures the material breach or default before the period expires or Michigan withdraws its notice of termination in writing.

11.4 Xtera has the right to terminate this Agreement at any time on ninety (90) days written notice to Michigan if Xtera submits a final report of the type described in Article 4.2.

11.5 Upon notice of intent to terminate by either party (Michigan or Xtera), the other party may elect to immediately terminate this Agreement effective upon written notice.

11.6 Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further shall survive as follows:

(1)	Obligations to pay royalties and other sums accruing hereunder up to the day of such termination;

(2)	Michigan’s rights to inspect books and records as described in Article 4, and Xtera’s obligations to keep such records for the required time;

(3)	Obligations to hold harmless, defend and indemnify Michigan and its Regents, fellows, officers, employees and agents under Article 10;

(4)	Any cause of action or claim of Xtera or Michigan accrued or to accrue because of any breach or default by the other party hereunder;

(5)	The provisions of Articles 1, 9, 14, and 15; and

(6)	All of Xtera’s rights to the Patent Rights held by Xtera from execution of the 1999 Agreement through its termination by this Agreement shall be unaffected by the termination of the 1999 Agreement.

(7)	All other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1 If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency of any area in which Xtera, its Affiliates or Sublicensees would do business, Xtera will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by Xtera to Michigan.

12.2 Xtera shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to Michigan appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1 Any notice, request, report or payment required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by certified or registered mail, return receipt requested, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, report or payment not so given is not effective until actually received by the other party.

To Michigan:	The University of Michigan Office of Technology Transfer Wolverine Tower, Room 2071 3003 S. State Street Ann Arbor, MI 48109-1280

Attn: File No. 1581, 1582, 1583, 1602, 1616, 1617,1868, 1869,1870

To Xtera:	Xtera Communications 500 W. Bethany Drive Allen, TX 75013 Attn: Chris Ryan, CFO

ARTICLE 14 - OWNERSHIP OF INTELLECTUAL PROPERTY

14.1 Michigan employees have been and might be engaged as employees or consultants to Xtera during the time of their employment with Michigan. Xtera and Michigan hereby agree that the rights to any inventions, discoveries or computer software, whether or not patentable, which are conceived by any Michigan employee concurrently employed by or consulting for Xtera in the course of performance of duties as an employee or consultant to Xtera or Affiliates and during the term of his or her employment with Michigan, but prior to any termination of this License Agreement, shall be governed by the following provisions:

14.2 Where Michigan employees concurrently employed by or consulting for Xtera or Affiliates, in combination with other employees or consultants of Xtera or Affiliates who are not concurrently employed by Michigan, constitute the group of inventors/developers, Michigan and Xtera shall be granted joint ownership of such inventions, discoveries and/or computer software, and any resulting patent rights and copyrights shall be assigned jointly to Michigan and Xtera (or Affiliates).

14.3 Where Michigan employees concurrently employed by or consulting for Xtera or Affiliates constitute part or all of the group of inventors/developers, and no Xtera or Affiliate employees or consultants who are not concurrently employed by Michigan constitute any part of the group of inventors/developers, Michigan shall be granted sole ownership (as between Michigan and Xtera) of such inventions, discoveries and/or computer software, and any inventors who are Michigan employees shall assign their resulting patent rights and copyrights solely to Michigan.

14.4 Where not precluded by or otherwise conflicting with Michigan’s then-existing agreements with any third parties, inventions, discoveries and/or computer software (and patents and patent applications relating to such inventions, discoveries and/or computer software), which are included under Article 14.2 or 14.3 above, and which are also conceived, reduced to practice or developed in the course of the performance of duties as employee or consultant to Xtera or Affiliates, shall be added to the definition of Patent Rights and therefore be included in and under the terms of this License Agreement.

14.5 Michigan agrees that Michigan does not claim and does not have ownership of inventions, patents, patent applications (including provisional and nonprovisional originally filed applications, continuation applications, divisional applications, continuation in part applications, foreign counterpart applications, reissued patents, and reexamined patents), or trade secrets relating to subject matter that was conceived in whole or in part by Mohammed N. Islam after May 1, 2000, and before September 2, 2002.

ARTICLE 15 - MISCELLANEOUS PROVISIONS

15.1 This Agreement shall be construed, governed, interpreted and applied according to United States and State of Michigan law without regard to the choice of law principles, statutes or regulations of this or any jurisdiction, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2 The parties hereby consent to the jurisdiction of the courts in the State of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should Xtera bring any claim, demand or other action against Michigan, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, Xtera agrees to bring said action only in the Michigan Court of Claims, but only to the extent that such claims, demands, or other actions meet the jurisdictional requirements of the Michigan Court of Claims.

15.3 Michigan and Xtera agree that this Agreement including Appendices A and B to this Agreement sets forth their entire understanding concerning the subject matter of this Agreement, and no modification of the Agreement will be effective unless both Michigan and Xtera agree to it in writing.

15.4 If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

15.5 Xtera agrees to mark the Licensed Products that Xtera sells in the United States with all applicable United States patent numbers to the extent practicable, and to specify in its Third Party sublicenses that its Sublicensees do the same. All Licensed Products shipped to other countries by Xtera or sold by Xtera in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

15.6 No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.

15.7 Xtera agrees to refrain from using and to require Sublicensees and Affiliates to refrain from using the name of Michigan in publicity or advertising without the prior written approval of Michigan. Reports in scientific literature and presentations of joint research and development work are not publicity or advertising under this Article 15.7. Notwithstanding this provision, without prior written approval of Michigan, Xtera, Affiliates, Spinouts and Sublicensees may state publicly that Licensed Products and Processes are based on technology developed at the University of Michigan and/or that the Patent Rights were licensed from the University of Michigan.

15.8 Xtera agrees to comply with all applicable laws and regulations. In particular, Xtera understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. Xtera agrees to comply with all United

States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by Xtera or its Sublicensees, and to defend, indemnify and hold harmless Michigan and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation. Xtera agrees to comply with the Health Insurance Portability and Accountability Act, and to defend and hold harmless Michigan and its Regents, fellows, officers, employees and agents if any legal action of any nature results from any violation thereof.

15.9 Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

15.10 Neither party hereto shall be found to be in default of any provision of this Agreement for any failure in performance resulting from acts or events beyond the reasonable control of such party, such as Acts of God, acts of civil or military authority, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other “force majeure” events.

15.11 Michigan and Xtera agree that this Agreement shall not be assignable by either Party (Xtera or Michigan) without the prior written consent of the other Party; except, however, that Xtera shall have the right to assign this Agreement to any successor entity by merger or acquisition or to any purchaser of substantially all of Xtera’s business or a portion of Xtera’s business to which this Agreement relates, without consent of Michigan, upon agreement by the assignee in writing to accept all of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR XTERA		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	/s/ R. Christopher Ryan	By	/s/ Kenneth J. Nisbet
(authorized representative)

R. Christopher Ryan		Typed Name Kenneth J. Nisbet
Chief Financial Officer, Xtera
Communications, Inc.		Title Executive Director, UM Technology Transfer

Date	10-1-02	Date	10/3/02

APPENDIX A TO LICENSE AGREEMENT FOR MICHIGAN FILES

1581, 1582, 1583, 1602, 1616, 1617, 1868, 1869, AND 1870

BB#	Wilson#	UM File #	Serial#	Patent#	Filing date	Priority Claim

0151	723	1583	60/078,692	N/A	03/20/98	Provisional Case

0150	722		60/120,408	N/A	02/12/99	Provisional Case

0152	724		09/272,451	6,374,006	03/19/99	N.P. filing of 722 PRO and 723 PRO

0149 Closed	721		US99/06231	N/A	03/22/99	PCT of 722 PRO and of 723 PRO

0139	710	1582	09/046,900	6,101,024	03/24/98	Original Case - No Priority Claim

0147	719		09/558,300	6,239,903 B1	04/25/00	DIV of 710

0157	730		09/694,858	Pending	10/23/00	DIV of 719

0148	720	1582d2	09/565,776	6,239,902 B1	05/05/00	CON of 710

0173	749		09/866,497	Pending	05/25/01	CON of 720

0207	N/A		Unknown	Pending	07/01/02	CON of 749

0153	725		99/06428	N/A	03/24/99	PCT of 710

0155	727		2000538439	Pending	03/24/99	JP of 725

0156	728		99915010.5	Pending	03/24/99	EP of 725

N/A	N/A	1602	60/089,426	N/A	6/16/98	Provisional

0159	732		99/13551	N/A	06/16/99	PCT of PRO 60/089,426

0160	733		2,335,289	Pending	06/16/99	CA of 732

0161	734		99930301.9	Pending	06/16/99	EP of 732

0162	735		2000555336	Pending	06/16/99	JP of 732

0163	736		09/719,591	Pending	06/16/99	US of 732

0138	709	1581	09/110,696	6,052,393	07/07/98	CIP of 708 (708 owned by Mohammed N. Islam and Not Assigned)

0146	718		09/550,730	6,370,164 B1	04/17/00	DIV of 709

0179	758		10/033,848	Pending	12/19/01	DIV of 718

0206	N/A		Unknown	Pending	07/01/02	CON of 758

0210	N/A		Unknown	Pending	07/01/02	CON of 758

0216	N/A		Unknown	To Be Filed	To Be Filed	DIV of 758

0105	N/A		US99/07202	N/A	03/31/99	PCT of 709

0115	N/A		2,367,325	Pending	3/31/99	CA of 105

N/A	N/A	1617	60/101,120	N/A	09/21/98	Provisional

0158	731		09/400,414	Pending	09/21/99	NP of PRO 60/101,120

0131	701		09/471,753	6,359,725 B1	12/23/99	CIP of 60/089,426 and of 702

0175	751		10/007,643	Pending	10/30/01	CON of 701

0176	752		10/005,472	Pending	11/06/01	CON of 701

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APPENDIX A TO LICENSE AGREEMENT FOR MICHIGAN FILES

1581, 1582, 1583, 1602, 1616, 1617, 1868, 1869, AND 1870

BB#	Wilson#	UM File #	Serial#	Patent#	Filing date	Priority Claim

0132	702		09/471,747	6,335,820 B1	12/23/99	CIP of 60/089,426 and of 701

0133	703 refiled as 716		09/471,752	N/A	12/23/99	CIP of 710 and of 704

0144	716		09/547,165	6,356,384 B1	04/11/00	CIP of 710, 703 and 704

0174	750		10/003,199	Pending	10/30/01	CON of 716

0178	754		09/990,142	Pending	11/20/01	CON of 716

0171	747		01/12007	N/A	04/11/01	PCT of 716

0134	704 refiled as 717		09/470,831	N/A	12/23/99	CIP of 710 and of 703

0145	717		09/547,169	Pending	04/11/00	CIP of 710, 703, and 704

0172	748		01/11894	N/A	04/11/01	PCT of 717

0137	707		60/175,786	N/A	01/12/00	Provisional

0164	738		09/760,201	Pending	01/12/01	N.P. of 707

0168	743		01/00943	N/A	01/12/01	PCT of 707

0211	N/A		Unknown	Pending	08/12/02	CA of 743

0212	N/A		Unknown	Pending	08/12/02	EP of 743

0166	741	1870	60/182,329	N/A	02/14/00	Provisional

0167	742		09/784,649	Pending	02/14/01	N.P. of 741

0170	746		01/05089	N/A	02/14/01	PCT of 742

0141	714	1616	unknown	N/A	unknown	Provisional

0110	N/A		60/310,147	N/A	08/03/01	Provisional (refiling of 714)

0110- N.P.	N/A		Unknown	Pending	To Be Filed	Priority to 0110

0200	N/A		Unknown	Pending	To Be Filed	Priority to 0110

0203	N/A		Unknown	Pending	To Be Filed	Priority to 0110

N/A	N/A	1869	60/180,807	N/A	02/07/00	Provisional Filing

Ch.0113 Closed	N/A		01/03851	N/A	02/06/01	PCT claiming priority to 60/180,807

N/A	N/A	N/A	09/480,166	6,400,870 B1	1/10/00	N.P. Filing of Provisional Application 60/115,795

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